                                                                   EXHIBIT 10.18


Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended. Omitted information has been replaced with asterisks.


                     LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

      THIS LEASE AGREEMENT FOR A GAMMA KNIFE UNIT dated as of October 29, 1996, (hereinafter, referred to as the "Agreement") is entered into between GK Financing, LLC, a California Limited Liability Company, (hereinafter referred to as "GKF"), and METHODIST HEALTHCARE SYSTEM OF SAN ANTONIO, LTD. dba SOUTHWEST TEXAS METHODIST HOSPITAL, a Texas corporation, (hereinafter referred to as "Hospital").

                                    RECITALS

      WHEREAS, Hospital wants to lease a Leksell Stereotactic Gamma Unit distributed by Elekta Instruments, Inc., (hereinafter referred to as the "Equipment") and desires from GKF certain marketing and administrative support related to utilization of said equipment, and

      WHEREAS, GKF is willing to lease the Equipment which GKF has acquired from Elekta Instruments, Inc., a Georgia corporation (hereinafter referred to as "Elekta"), to Hospital, pursuant to the terms and conditions of this Agreement and is willing to provide to Hospital its marketing and administrative capabilities; and

      NOW, therefore, in consideration of the foregoing premises and the promises contained herein, the parties hereto hereby agree as follows:

      1. Execution of LGK Agreement by and between Hospital and Elekta. GKF hereby leases the Equipment to the Hospital on the terms and conditions hereinafter set forth. Hospital agrees that simultaneously with the execution of this Agreement it shall execute that certain LGK Agreement with Elekta, (hereinafter referred to as the "LGK Agreement"), a copy of which is attached hereto as Exhibit A and incorporated herein by this reference. Hospital agrees to fulfill all of its obligations under the LGK Agreement and acknowledges that GKF is a third party beneficiary of the LGK Agreement.

      2. Delivery of the Equipment and Site preparation. GKF shall arrange to have the Equipment delivered to Hospital, at ___________________ (the "Site") in coordination with Elekta. The Equipment shall be the latest Gamma Knife technology available at the date of this Agreement, including all hardware and software options. GKF shall exert its best

Lease Agreement                                                          Page 2
Southwest Texas Methodist Hospital
October 29, 1996


faith efforts to expedite the delivery of the Equipment to a site mutually agreeable to GKF and Hospital in accordance with the terms and conditions of the Purchase Agreement for the Equipment by and between GKF and Elekta. Notwithstanding the preceding sentence, it is understood and agreed that GKF has made no representations and warranties to Hospital concerning actual delivery dates or schedules for the Equipment at the Site. GKF shall coordinate with Hospital the estimated delivery date of equipment.

        Hospital shall provide a safe, convenient and properly prepared Site, at its own expense, in accordance with all of the Equipment manufacturer's (Elekta's) guidelines, specifications, technical instruments and Site Planning Criteria (which Site Planning Criteria are attached hereto as Exhibit B and incorporated herein by this reference), which criteria shall include Elekta's estimated delivery schedule when and as received by GKF, on Hospital controlled property for the proper performance of Gamma Knife procedures. Site location shall be acceptable to GKF. Hospital shall prepare at its sole cost and expense the requisite site plans and specifications and shall submit them to Elekta and GKF for approval before implementation of such plans. Hospital shall apply for, in a timely manner and use its best efforts to obtain as soon as reasonably possible thereafter a User License from the Nuclear Regulatory Commission and/or appropriate state agency authorizing it to take possession of the Cobalt Supply and shall obtain such other licenses, permits, approvals, consents and authorizations, which may be required by local governmental or other regulatory agencies for the Site, its preparation, the charging of the Equipment with its Cobalt Supply, the conduct of Acceptance tests, and the use of the Equipment as more fully set forth in Article 2.1 of the LGK Agreement.

        3. Gamma Knife Service Term. GKF agrees to provide to Hospital, and Hospital agrees to accept and utilize from GKF, the Equipment pursuant to the terms of this Agreement for a term (the "Gamma Knife Service Term") commencing on the day (the "Commencement Day") that the first procedure using the Equipment is performed on a patient of the Hospital for which payment is due GKF from the Hospital pursuant to the provisions of Section 6 of this Agreement, and ending on that date which is ten (10) years thereafter, unless terminated earlier in accordance with the terms of this Agreement. Hospital shall be liable to GKF for the payments referred to in Paragraph 6 below as applicable, upon the Commencement Date.

Lease Agreement                                                           Page 3
Southwest Texas Methodist Hospital
October 29, 1996



    4. Cost of Site Preparation: Costs of Installation. Hospital's obligations shall include preparation of plans and specifications for the construction and preparation of the Site in such form as will result in the Site, when constructed in accordance with such plans and specifications, being in full compliance with Elekta's Site Planning Criteria. Hospital shall at its own expense and risk, prepare, construct and make ready the Site as necessary, for the installation of the Equipment, including, but not limited to, providing any temporary and/or permanent shielding for the charging of the equipment and its use, selecting and preparing a proper foundation for the Equipment and for such shielding and walls, as well as proper alignment of the Site and wiring. Hospital shall be responsible for the positioning of the Equipment on its foundation at the Site in compliance with Elekta's Site Planning criteria (attached as Exhibit B).

    Hospital shall also at its own expense select, purchase and install all radiation monitoring equipment and devices, safety circuits and radiation warning signs needed for the Equipment at the Site, according to all applicable federal, state and local laws and regulations.

    Hospital warrants that the Site will be prepared in compliance with the Site Planning Criteria.

    Hospital shall be liable to GKF for any damage to the Equipment caused by
(a) defects in construction of the Site or defects in the positioning of the Equipment at the Site; (b) defects arising out of materials or parts provided, modified or designed by Hospital with respect to the Site; or (c) negligent or intentional acts of omission or commission by Hospital or any of its officers, agents, physicians, and employees in connection with the Site preparation; or
(d) operation of the Equipment at the Site.

    Hospital warrants that it shall utilize its reasonable efforts to fulfill on an timely basis its obligations under this Paragraph 4. Hospital further warrants that it shall on a regular basis keep GKF informed of Hospital's progress in fulfilling its obligations pursuant to this Paragraph 4. Should Hospital not have all Site preparations completed by the delivery date (which delivery date the parties shall negotiate in good faith and document) plus a sixty (60) day grace period such that the Site is acceptable for positioning and installation of the Equipment, Hospital shall reimburse GKF at an interest rate of Bank of America's prime rate plus 2% on GKF's Equipment cost until the site is prepared to allow positioning.

Lease Agreement                                                           Page 4
Southwest Texas Methodist Hospital
October 29, 1996

and installation of the Equipment. Should the Equipment not be delivered by the delivery date plus a sixty (60) day grace period, other than by reasons of force majeure (see Section 27(c)) or Hospital's failure to complete Site preparations necessary for the positioning and installation of the Equipment, GKF shall reimburse Hospital at an interest rate of bank of America's prime rate plus two percent (2%) on Hospital's costs in constructing and finishing out the Site until the Equipment is delivered.

     5. Marketing Support. GKF will assist and provide financial marketing support to Hospital of at least $250,000 during the first five (5) years of this project, subject to approval by Hospital.

     6.   Per Procedure Payments. *

Lease Agreement                                                           Page 5
Southwest Texas Methodist Hospital
October 29, 1996

                                       *

If no procedures are performed utilizing the Equipment, no charges shall be incurred by the Hospital.

A procedure shall be defined as a single patient treatment session that may include one or more isocenters during that session. Hospital shall be billed on the fifteenth (15th) and the last day of each month for the actual number of procedures performed during the first and second half of the month, respectively. Hospital shall pay the procedures invoiced within thirty (30) days after being invoiced. Interest shall accrue at the rate of 1-1/2% per month on all invoices remaining unpaid after 45 days.

Billing statements, as provided above, will set forth two components of the charges. The equipment-related component will equal sixty-eight (68%) percent of the total fee per procedure and the administrative component will equal thirty-two (32%) percent of the total fee per procedure.

     7. Use of the Equipment. The Equipment may be used at Hospital only at the Site identified and shall not be removed therefrom. Hospital shall not use nor permit the Equipment to be used by any personnel who are not properly trained or in any manner nor for any purpose for which Elekta or GKF has notified the Hospital the Equipment is not designed or reasonably suitable. Hospital shall not permit any liens, whether voluntary or involuntary, to attach to the Equipment, without the prior written consent of GKF.

Lease Agreement                                                           Page 6
Southwest Texas Methodist Hospital
October 29, 1996

     8. Additional Covenants of Hospital. In addition to the other covenants made by Hospital, Hospital shall at its own cost and expense:

     (a) Provide properly trained professional, technical and support personnel and supplies required for the proper performance of medical procedures utilizing the Equipment. Hospital will have on staff a minimum of two (2) Gamma Knife trained teams of neurosurgeons, radiation therapists and physicists. Parties acknowledge that physicians, radiation therapists and physicists are not employees of the Hospital and are independent contractors.

     (b) Notwithstanding any requirements to the contrary or the absence of any requirements in the bylaws, rules and regulations of Hospital's medical staff, Hospital shall cause all neurosurgeons, radiation therapists and physicists that may use the Equipment as contemplated in this Agreement to obtain and maintain, at no expense to GKF, throughout the Gamma Knife Service Term, a policy or policies of insurance insuring their respective risks of professional medical liability incurred in connection with providing professional services utilizing the Equipment as contemplated in this Agreement, in amounts for each such person which shall be not less than $500,000 per incident and $1,000,000 in the annual aggregate. Upon expiration of the Gamma Knife Service Term or its earlier termination in accordance with the terms of this Agreement, if occurrence coverage has not been carried, Hospital shall cause, at no cost to GKF, professional liability tail coverage to be obtained and maintained with respect to each such person with the same limits as in effect on the last day of the term of this Agreement, such tail coverage policy or policies to cover such person's risks of professional medical liability arising during the Gamma Knife Service Term. Also, upon the expiration or termination of any such policy prior to the expiration of the Gamma Knife Service Term or its earlier termination, Hospital shall cause, at no cost to GKF, a substitute policy or tail coverage to be obtained and maintained with the same limits as in effect on the date of expiration or termination, such substitute policy or tail coverage to cover any such person's risk of professional medical liability arising during the Gamma Knife Service Term. Prior to the commencement of the Gamma Knife Service Term or before a neurosurgeon, radiation therapists or physicist first uses the Equipment, and annually, thereafter (i.e., upon policy renewal), Hospital shall provide GKF (or cause neurosurgeons, radiation therapists and physicists to provide GKF) with certificates of insurance or other written evidence with respect to each such policy. Hospital shall also cause all such neurosurgeons, radiation therapists and physicists to provide GKF with written notice of any change to such coverage throughout the Gamma Knife Service Term.

Lease Agreement                                                           Page 7
Southwest Texas Methodist Hospital
October 29, 1996

     (c)  Fully comply with all of its obligations under the LGK Agreement.

     (d)  Indemnify GKF as herein provided:

     (i) Hospital shall fully indemnify, hold harmless and/or reimburse GKF (and its members and their respective officers, directors, agents, employees and affiliates) for any loss, liability, damage, penalty, action, claim, cost or expense (including reasonable attorneys' fees)(hereinafter collectively referred to as "damages") which GKF may suffer or incur which are solely caused by Hospital's Site preparation and the Equipment's positioning, if the Site preparation or the Equipment's positioning was not done in compliance with Elekta's Site Planning Criteria. Except as relates to Site plans, specifications and positioning plans reviewed and approved by GKF and/or Elekta, or construction of other Site preparation done in compliance with Elekta's Site Planning Criteria, Hospital shall be liable for any damages to the Equipment caused by (a) defects in construction of the Site or defects in positioning of the Equipment at the Site; (b) defects arising out of materials or parts provided, modified or designed by Hospital with respect to the Site; (c) negligent or intentional acts of omission or commission by Hospital or any of its officers, agents or employees in connection with the Site preparation; or
(d) negligent operation of the Equipment at the Site. However, neither the review and approval of Site plans, specifications and/or positioning plans by GKF and/or Elekta, nor the construction of any other Site preparation, shall relieve hospital for liability for damages to the Equipment caused by the failure to comply with applicable federal, state or local laws or regulations, including building codes, or those portions of the Site Planning Criteria relating to the load bearing capacity of the floor of the treatment room and to radiation protection.

     (ii) Hospital shall fully indemnify, hold harmless and/or reimburse (including reasonable attorneys' fees) GKF (and its members and their respective officers, directors, agents, employees and affiliates), on a prompt basis for any and all damages to the Equipment (including any violation by Hospital, its agents, officers, employees, successors and assigns or by any physician-users of the Equipment, of the Services Agreement described in Section 15 hereof) to the extent such damages are caused by the negligent or wrongful acts or omissions of Hospital, its agents, officers, employees, successor or assigns or by any physician-users of the Equipment. In the event the Equipment is destroyed or rendered unusable, this indemnification shall extend up to the full replacement value of the Equipment at the time of its destruction less salvage value, if any.

Lease Agreement                                                           Page 8
Southwest Texas Methodist Hospital
October 29, 1996

        (iii) Hospital shall fully indemnify, hold harmless and/or reimburse GKF (and its members and their respective officers, directors, agents, employees and affiliates) for any damages which GKF may suffer or incur as a result of Hospital's breach or alleged breach of this Lease Agreement.

        (iv) Hospital shall fully indemnify, hold harmless and/or reimburse GKF (and its members and their respective officers, directors, agents, employees and affiliates) for any damages, claims, judgments and liabilities by or to third parties (plus litigation costs incurred and reasonable attorneys fees) which GKF may suffer or incur resulting from injury to or death of any person or physical loss or damage to property arising out of the negligent operation or negligent medical use of the Equipment by or for the Hospital (but which is not attributable to defective materials, workmanship or manufacture of the Equipment), the defective maintenance of the Equipment by or for the Hospital (but only to the extent not performed by or on behalf of Elekta), the failure of the Site to comply with the Site Planning Criteria, or the training referred to in Section 3.2 of the LGK Agreement. It is agreed that non-employee physician/users of the Equipment are independent of the Hospital and are not acting by or for the Hospital.

        (e) Provide reasonable and customary marketing materials (i.e. brochures, announcements, etc.) and marketing support from an administrative and clinical (i.e. seminars by neurosurgeons and radiation therapists to referring physicians, etc.) standpoint for this clinical service.


        (f) Keep and maintain the Equipment and Site fully protected, secure and free from unauthorized access or use by any person.

        9. Additional Covenants, Representations and Warranties of GKF. In addition to the other covenants, representations and warranties, made by GKF in this Agreement:

        (a) GKF represents and warrants that GKF has full power and authority to enter into this Agreement, and that this Agreement does not and will not violate any agreement, contract or instrument binding upon GKF.

        (b) GKF represents and warrants to Hospital that, upon delivery of the Equipment to the Hospital GKF shall use its reasonable commercial efforts to require that Elekta meets its contractual obligations to GKF and in putting the Equipment, as required by the LGK Purchase Agreement into good, safe and serviceable condition and fit for its

Lease Agreement                                                         Page 9
Southwest Texas Methodist Hospital
October 29, 1996

intended use in accordance with the manufacturer's specifications, guidelines and field modification instructions.

      (c) GKF represents and warrants that throughout the term of this Agreement, Hospital shall enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or the right of access granted to Elekta under the LGK Agreement or under the LGK Purchase Agreement with GKF.

      (d) During the entire term of this Agreement and subsequent extension thereof, GKF shall maintain in full force and effect: (i) the Service
Agreement referenced in Paragraph 15 hereof. GKF represents and warrants that during the entire term of this agreement and any subsequent extensions thereof, that it will fully pursue any and all remedies it may have against Elekta under the Service Agreement to insure that the Equipment will be in conformity with Elekta's warranties so that it is free from defects in design, materials, and workmanship which result in noncompliance with the specifications and/or Elekta's warranties to GKF. In no event, however, shall the warranty obligations of GKF to Hospital with respect to the Equipment be greater or more extensive than Elekta's warranty obligations to GKF with respect to the Equipment. Hospital and GKF acknowledge that Exhibit D of that certain LGK Purchase Agreement, dated as of October 11, 1995, by and between Elekta and GKF (the "LGK Purchase Agreement") sets forth the warranties with respect to the Equipment granted by Elekta to GKF, which warranties are identical in form and content to the warranties provided by Elekta to Hospital in Exhibit D of the LGK Agreement. Hospital is an intended third-party beneficiary of the warranties granted by Elekta to GKF in Exhibit D of the LGK Purchase Agreement and Hospital shall be entitled to enforce the obligations of Elekta thereunder directly.

      10. Ownership/Title. It is expressly understood that Hospital shall acquire no right, title or interest in or to the Equipment, other than the leasehold interests conveyed hereunder, including, the right to the possession and use of the same in accordance with the terms of this Agreement, except as outlined under Paragraph 17. Hospital shall have no interest in the Equipment other than the rights acquired as a lessee hereunder and the Equipment shall remain the property of GKF regardless of the manner in which it may be installed or attached at the Site. Hospital shall, at GKF's request, affix to the Equipment tags, decals, or plates furnished by GKF, indicating GKF's ownership of the Equipment.

      GKF may at its sole discretion finance the Equipment. Financing may be in the form of an installment loan or a financing lease or other commercially available debt instrument.

Lease Agreement                                                         Page 10
Southwest Texas Methodist Hospital
October 29, 1996

Should GKF finance the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral against the loan. Should GKF finance the Equipment through a financing lease title shall vest with the lessor until GKF exercises its buy-out option. In addition, should GKF finance the equipment, said Agreement may be used as collateral against the loan. Hospital's right to possess and use the Equipment hereunder shall be subject to the interest of GKF's financing entities, if any. GKF shall instruct any such financing entities to notify (the "Default Notice") GKF and Hospital in writing within ten (10) business days after any payment defaults by GKF to any financing entity with respect to the Equipment at the Site (each, a "Payment default"). If GKF has not provided Hospital with reasonably satisfactory evidence that it has cured any such Payment Default within twenty (20) business days after Hospital's receipt of the Default Notice, Hospital shall have the right to cure any such Payment Default by paying to any such financing entity, as appropriate, the amount of the Payment Default and providing GKF with reasonably satisfactory written evidence of any such payment. Any amounts paid by Hospital to any such financing entity pursuant to the provisions of this Section 10 shall be offset against amount due GKF from the Hospital pursuant to Paragraph 6 of this Agreement. Except as otherwise specifically provided in this Paragraph 10, Hospital shall have no rights of set off against amounts due GKF from the Hospital pursuant to this agreement or otherwise.

      11. Cost of Use of the Equipment. Except as is otherwise provided herein, Hospital shall bear the entire cost of using the Equipment during the Term of this Agreement. This shall include, but not be limited to, providing trained professionals, technical and support personnel and supplies to properly operate the Equipment.

      12. Taxes. GKF shall pay any personal property and sales and use taxes levied against the Equipment and any other taxes or governmental fees or assessments, however denoted, whether of the federal government, any state government or any local government, levied or based on this Agreement or the use of the Equipment except for taxes, if any, assessed on the basis of net income, gross income or gross receipts of Hospital.

      13. Maintenance and Inspections. GKF agrees to exercise due and proper care in the maintenance of the Equipment and to keep the Equipment in a good state of repair, reasonable wear and tear excepted.

Lease Agreement                                                         Page 11
Southwest Texas Methodist Hospital
October 29, 1996

      GKF (and Elekta) shall have the right of access to the Equipment for the purpose of inspecting same at all reasonable times and upon reasonable notice and with a minimum of interference to Hospital's operations. In the event the Equipment is improperly used by Hospital or its employees, agents, officers, physicians, or any other non-GKF or non-Elekta individual GKF may service or repair the same as needed and such expense shall be paid by Hospital, unless the repair is covered by the Service Agreement described in Paragraph 15 hereof.

      Any work so performed by or in the service or maintenance of the Equipment as a result of Hospital's failure or neglect to do so shall not deprive GKF of any of its rights, remedies or actions against Hospital for damages caused by such failure or neglect.

      14. Equipment Modifications/Additions/Upgrades. The parties agree that the necessity and financial responsibility for future modifications/additions/ upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be discussed and mutually agreed to by GKF and Hospital.

      15. Service Agreement. GKF warrants that it shall simultaneously with the execution of this Agreement enter into a Service Agreement with Elekta. Service Agreement shall be at GKF's sole expense.

      16.   Intentionally omitted

      17.   Options

      (a)   Hospital shall have the option, exercisable as set forth below, to:

            (i) Renegotiate this Agreement on terms mutually agreeable to GKF for a specified renewal term taking into account the first ten (10) years of activity of the Equipment at the Site. Pursuant to Paragraph 17(a)(ii), if terms and conditions of Agreement extension are not executed by both parties by the end of the 114th month, this Agreement shall terminate. Both parties shall negotiate in good faith on the terms and conditions of an extension of this Agreement.

            (ii) Terminate this Agreement. If Hospital fails to renew the Equipment Term at the end of the initial term. GKF shall, at its sole expense remove the Gamma Knife

Lease Agreement                                                       Page 12
Southwest Texas Methodist Hospital
October 29, 1996

within a reasonable period of time after the expiration of the ten (10) year initial Term. Hospital shall cooperate in good faith in such removal.

          (iii) *

          (iv) *

          Hospital shall exercise one (1) of the four (4) options referred to above, by mailing an irrevocable written notice thereof to GKF at Four Embarcadero Center, Suite 3620, San Francisco, California, 94111, by registered mail, postmarked on or before the end of the ninth (9th) year of the ten (10) year initial Equipment Term of this Agreement. Any such notice shall be sufficient if it states in substance that Hospital elects to exercise its option and states which of the four (4) options referred to above Hospital is exercising.

     18. No Warrants by GKF. Hospital warrants that as of the Commencement Date, it shall have (a) thoroughly inspected the Equipment; (b) determined for itself that all items of the Equipment are of a size, design, capacity and manufacture selected by it; and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Hospital's stated purposes. GKF SUPPLIES THE EQUIPMENT "AS IS" AND NOT BEING THE

Lease Agreement                                                          Page 13
Southwest Texas Methodist Hospital
October 29, 1996

MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER'S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT'S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE, it being agreed that all such risks as between GKF and Hospital, shall be borne by Hospital. Hospital agrees to look solely to the manufacturer (Elekta) or to suppliers of the Equipment (and its software) for any and all warranty claims. GKF will use reasonable commercial efforts to enforce any and all warranties made by Elekta on behalf of Hospital during the ten (10) year initial Equipment Term and any extensions hereof. Hospital agrees that GKF shall not be responsible for the delivery, installation, or operation of the Equipment or for any delay or inadequacy of any or all of the foregoing. GKF shall not be responsible for any direct or indirect consequential loss or damage resulting from the installation, operation or use of the Equipment or otherwise. Hospital expressly waives any right or claim to hold GKF liable hereunder for any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment.

     19. Events of Default and Remedies. The occurrence of any one of the following shall constitute an Event of Default hereunder:

          (a) Hospital fails to pay any installment of semi-monthly procedure payments when due when such default continues for a period of thirty (30) days after notice thereof from GKF or its assignee is given to Hospital.

          (b) Hospital attempts to remove, sell, transfer, encumber, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein;

          (c) Hospital shall fail to observe or perform any of the other obligations required to be observed or performed by Hospital hereunder and such failure shall continue for twenty (20) days after written notice thereof to Hospital by GKF, unless Hospital has cured or is attempting to cure such failure during such period. So long as Hospital is diligently attempting to cure its failure to observe or perform any of its obligations, in good faith, such failure shall not constitute an Event of Default hereunder, unless such failure results in material damage or loss to GKF.

          (d) Hospital ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they

Lease Agreement                                                          Page 14
Southwest Texas Methodist Hospital
October 29, 1996



become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders or directors shall take any action looking to its dissolution or liquidation.

            (e) Within sixty (60) days after the commencement of any proceedings against Hospital seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty
(30) days after the appointment without Hospital's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

            Upon the occurrence of an Event of Default, GKF may at its option do any or all of the following: (i) by notice to Hospital, terminate this Agreement as to the Equipment in default, wherever situated, and for such purposes, enter upon the Site without liability for so doing or GKF may cause Hospital and Hospital hereby agrees to return the Equipment to GKF at Hospital's sole cost and expense; (ii) recover from, as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to the present value of the unpaid estimated future lease payments by Hospital to GKF through the end of the Equipment Term discounted at the rate of nine percent (9%), which payment shall become immediately due and payable. Unpaid estimated future lease payments shall be based on the prior 12 months lease payments and incorporating an annual five (5%) percent increase; (iii) sell, dispose of, hold, use or lease the Equipment in default, as GKF in its sole discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar Equipment owned or leased by GKF). In any event, Hospital shall, without further demand, pay to GKF an amount equal to all sums due and payable for all periods up to and including the date on which GKF had declared this Agreement to be in default.

Lease Agreement                                                         Page 15
Southwest Texas Methodist Hospital
October 29, 1996



        In the event that Hospital shall have paid to GKF the liquidated damages referred to in (ii) above, GKF hereby agrees to pay to Hospital promptly after receipt thereof, all rentals or proceeds received from the reletting or sale of the Equipment during the balance of the ten (10) year initial Equipment Term (after deduction of all expenses incurred by GKF (including costs of unloading, shipping, installing, and reloading the Equipment); said amount never to exceed the amount of the liquidated damages paid by Hospital). Hospital agrees that GKF shall have no obligation to sell the Equipment. Hospital shall in any event remain fully liable for reasonable damages as provided by law for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs and reasonable attorneys' fees. Hospital hereby agrees that, in any event, it shall be liable for any deficiency after any sale, lease or other disposition of the Equipment by GKF. The rights afforded GKF hereunder shall not be deemed to be exclusive, but shall be in addition to any other rights or remedies provided by law.

20. INSURANCE.

                (a) During the ten (10) year initial Equipment Term of this Agreement (and any successive terms) GKF shall, at its own cost and expense, keep in effect an all risk and hazard insurance policy covering the Equipment. The all risk and hazard insurance policy shall be for an amount not less than the replacement cost of the Equipment. Hospital shall be named as an additional insured under the all risk and hazard insurance policy maintained by GKF to the extend to its leasehold interest. Evidence of such insurance coverage shall be furnished by GKF to Hospital upon written request. During the ten (10) year initial Equipment Term of this Agreement, Hospital shall, at its own cost and expense keep in effect public liability and professional liability insurance policies concerning the possession and operation of the Equipment by Hospital. Said policies shall be in the amounts of not less than $1,000,000 per occurrence and $5,000,000 in aggregate per year. GKF and its members, successors and assigns, shall be named as additional insureds under the liability and professional liability policies maintained by Hospital. Evidence of such insurance coverages shall be furnished by Hospital to GKF upon written request, by no later than the Commencement Date.

                (b) If the Equipment is rendered unusable as a result of any physical damage to, or destruction of the Equipment, Hospital shall give to GKF immediate notice. GKF shall determine, within thirty (30) days after the date of occurrence of such damage or destruction, whether the Equipment can be repaired. In the event GKF determines that the Equipment cannot be repaired, GKF at its sole cost and expense shall promptly

Lease Agreement                                                          Page 16
Southwest Texas Methodist Hospital
October 29, 1996


replace the Equipment. This Agreement shall continue in full force and effect as though such damage or destruction had not occurred. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be promptly repaired.

      21. Notices. Any notices required under this Agreement shall be sent in writing and shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail to the following addresses:

            To GKF:           Craig K. Tagawa, C.E.O.
                              Four Embarcadero Center, Suite 3620
                              San Francisco, CA 94111

            To Hospital:      James C. Scoggin, Jr., CEO
                              Southwest Texas Methodist Hospital
                              7700 Floyd Curl Drive
                              San Antonio, TX 78229


Or to such other addresses as either party may specify for the reception of notice from time to time in writing to the other party. Any such notice shall be effective only when actually received by the party to whom addressed.

      22. Integration/Supersedure. This Agreement together with all exhibits and addenda attached hereto contains the full and entire Agreement between the parties hereto, and no oral or written understanding is of any force or effect whatsoever unless expressly contained in a writing executed subsequent to the date of this Agreement.

      23. Waivers. To the extent that GKF fails or chooses not to pursue any of its remedies under this Agreement or pursuant to applicable law, such shall not prejudice GKF's rights to pursue any of those remedies at any future time and shall not constitute a waiver of GKF's rights. To the extent that Hospital fails or chooses not to pursue any of its remedies under this Agreement or pursuant to applicable law, such shall not prejudice Hospital's rights to pursue any of those remedies at any future time and shall not constitute a waiver of Hospital's rights.

Lease Agreement                                                          Page 17
Southwest Texas Methodist Hospital
October 29, 1996



      24. Assignments. This Agreement is binding upon and shall inure to the benefit of the permitted successors or assigns of the respective parties hereto, except that Hospital may not assign its rights or obligations under this Agreement without the express written consent of GKF (which consent shall not be unreasonably withheld). Hospital shall not assign or sublease the Equipment or its rights hereunder without the prior written consent of GKF; which consent shall not be unreasonably withheld. No permitted assignment or sublease shall relieve Hospital of any of its obligations hereunder. For purposes of this
Section 24, a reorganization, recapitalization, merger, or other business combination or restructuring of Hospital shall not be considered an assignment of this Agreement, so long as Methodist Healthcare System of San Antonio, Ltd., retains at least a fifty percent (50%) direct or indirect ownership interest in the Hospital.

      25. Amendments. This Agreement shall not be amended or altered in any manner unless such amendment or alteration is in a writing signed by both parties.

      26. Record-Keeping Requirements. To the extent required by the regulations promulgated by the Health Care Financing Administration pursuant to
Section 952 of the Omnibus Reconciliation Act of 1980, GKF shall:

          (a) Until the expiration of four (4) years following the furnishing of services pursuant to this Agreement, GKF agrees to make available upon written request of the Secretary of Health and Human Services or the U.S. Comptroller General or any of their duly authorized representatives, this Agreement, any books, documents and records necessary to verify the nature and extent of costs incurred by Hospital by reason of the activities of GKF under this Agreement; and

          (b) If GKF elects to delegate any of its duties under this Agreement (which have a cost of value of Ten Thousands Dollars ($10,000.00) or more over a twelve (12) month period) to a related organization, only through a subcontractor which provides that, until the expiration of four (4) years following the furnishing of services under such subcontract, the related organization shall make available, on request of the Secretary of Health and Human Services or the U.S. Comptroller General or any of their authorized representatives, the subcontract, and books, documents and records of the nature and extent of costs incurred by Hospital by reason of activities of such related organization under such subcontract. No delegation by GKF of its duties hereunder shall relieve GKF from liability hereunder.

Lease Agreement                                                          Page 18
Southwest Texas Methodist Hospital
October 29, 1996

     27.  Miscellaneous Provisions.

          (a) The invalidity or unenforceability of any portion or provision of this Agreement shall not effect the validity or enforceability of any other portion, nor shall either party's implied or express consent to the breach or waiver of any provision of this Agreement constitute a waiver of such provision as to any subsequent breach.

          (b) In the event of any claim or controversy arising hereunder, the prevailing party in such claim or controversy shall be entitled to a reasonable attorneys' fee in addition to whatever other relief said party would be otherwise entitled.

          (c) Force Majeure. Failure to perform any obligation hereunder (except for the payment of money) by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control including without limitation, fires, floods, earthquakes, snow, ice, disasters, Acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems.

          (d)  Governing Law. The Agreement will be governed by Texas Law.

          (e) Dispute Resolution. Should a dispute arise out of this contract, the parties to the dispute shall first attempt to resolve it through direct discussions in the spirit of mutual cooperation. If the parties' attempts to resolve their disagreements through negotiation fail, the dispute shall be mediated by a mutually acceptable third-party to be chosen by the disputing parties within thirty (30) days after written notice by one of them demanding mediation. The disputing parties shall share the cost of the mediation equally. By mutual agreement the parties may postpone mediation until each has completed some specified but limited discovery about the dispute. By mutual agreement the parties may use a nonbinding form of dispute resolution other than mediation. Any nonbinding dispute resolution process conducted under the terms of this section shall be confidential within the meaning of Tex. Civ. Prac. and Rem. Code sec. 154.053 and 154.073. In the event that neither a negotiated or mediated resolution is obtained within the time periods provided by this section, the parties may pursue any available legal or equitable remedy.

Lease Agreement                                                          Page 19
Southwest Texas Methodist Hospital
October 29, 1996

     IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.


SOUTHWEST TEXAS                         GK FINANCING, LLC
METHODIST HOSPITAL


By: /s/ JAMES C. SCOGGIN, JR.           By:  /s/ CRAIG K. TAGAWA
    -----------------------------           -----------------------------
        James C. Scoggin, Jr.                    Craig K. Tagawa
        Chief Executive Officer                  Chief Executive Officer

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended. Omitted information has been replaced with asterisks.


                                  ADDENDUM TO

                     LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

     1. GKF shall participate jointly with Hospital in the design, development and construction solicitation required in connection with the preparation of the Site for the Equipment. In this regard:

          (a) GKF and Hospital have identified and approved Garza, Bomberger and Associates as the architectural firm to be engaged by Hospital to develop the design, layout, and plans and specifications for the Site. GKF shall assist Hospital with, and the Hospital shall regularly consult with GKF with regard to, the design or layout of the Site and all matters related to the preparation of the plans and specifications.

          (b) GKF also shall participate with Hospital in the identification and review of possible construction, engineering and/or design firms (general contractors and/or any subcontractors) to be engaged by Hospital to construct the Site. GKF shall have the right to interview all construction, engineering and/or design firms proposed by Hospital or GKF for the project. All bids to perform the construction, engineering and/or design work for the Site shall be submitted to GKF for review prior to Hospital's selection thereof. The construction, engineering and/or design firm(s) finally selected by Hospital to perform the work and its bid shall be subject to the written approval of GKF, which approval shall not be unreasonably withheld, conditioned or delayed.

     2. As soon as reasonably possible after Hospital enters into the principal contracts for the design, preparation and construction of the Site (i.e., design/layout, architectural engineering and general construction), Hospital shall determine in writing the aggregate costs and expenses previously incurred and shall estimate the aggregate costs and expenses to be subsequently incurred by Hospital to design, plan, prepare, construct and complete the Site for the Equipment (the "Site Preparation Costs") based upon the amounts reflected in said contracts. A copy of the written determination shall be delivered by Hospital to GKF. If the aggregated Site Preparation Costs set forth in the written determination are Nine Hundred Fifty Thousand ($950,000.00) or less, Hospital shall be responsible for the payment of all Site Preparation Costs. If the aggregate Site Preparation Costs set forth in the written determination are more than Nine Hundred Fifty Thousand Dollars ($950,000.00), GKF shall reimburse Hospital in the manner set forth in Section 3 below for the amount of Site Preparation Costs set forth in the written documentation in excess of Nine Hundred Fifty Thousand Dollars ($950,000.00) (the "Excess Site Preparation Amount").

     3.   If GKF is required to reimburse Hospital the Excess Site Preparation
Costs:

          (a) Concurrent with the payment of any invoices or periodic installments for Site Preparation Costs, Hospital shall deliver to GKF a copy of all invoices or statements, a copy of all evidences of payment (e.g., copies of checks), an accounting of the aggregated Site

Preparation Costs, and a comparison of the estimated Site Preparation Costs (as set forth in the written determination) to the actual Site Preparation Costs paid by Hospital. The inadvertent failure of Hospital to provide the foregoing documentation will not affect Hospital's right to reimbursement hereunder, so long as such documentation is provided to GKF promptly upon request by GKF. When the aggregate Site Preparation Costs paid by Hospital, exceed Nine Hundred Fifty Thousand Dollars ($950,000.00), Hospital shall itemize and request in writing that GKF reimburse Hospital for such excess Costs. GKF shall reimburse the Hospital for the excess costs up to the Excess Site Preparation Amount not more than (3) days after the written request for reimbursement and other items described herein are delivered by Hospital to GKF.

              (b) Modifications or additions to the Site Preparation Costs, including change orders, shall be subject to written approval of GKF, which approval shall not be unreasonably withheld, conditioned or delayed.

              (c) Hospital shall regularly report to GKF on the status of the preparation and construction of the Site. Upon reasonable advance request by GKF, GKF shall have the right to visit and inspect the Site to review the progress of construction.

      4. Except as otherwise set forth in the Addendum, all of the provisions of the Lease Agreement remain in full force and effect.

GK Financing, LLC,                       Methodist Healthcare System of San
a California limited                     Antonio, LTD, dba Southwest Texas
  liability company                      Methodist Hospital, a Texas Corporation




By: /s/ CRAIG K. TAGAWA                  By: /s/ JAMES C. SCOGGIN, JR.
    ----------------------------------       ----------------------------------
        Craig K. Tagawa                          James C. Scoggin, Jr.
        Chief Executive Officer                  Chief Executive Officer

Dated: October 31, 1996                  Dated: October 31, 1996




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